EXHIBIT 99.1

MiNK Therapeutics Reports Second Quarter 2023 Results

-  Randomized Phase 2 Trial in 2L Metastatic Gastric Cancer Planned to Launch at Memorial Sloan Kettering Cancer Center

-  iNKT (agenT-797) Data Presented at AACR, ASGCT, and ATS Showed Benefit in Solid Tumor Cancers and in Respiratory Distress

-  MiNK-215, a Novel FAP-CAR-iNKT Cell Therapy, Eliminated Tumors in NSCLC Models

NEW YORK, Aug. 10, 2023 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today provided a corporate update and reported financial results for the second quarter 2023.

“We made significant clinical progress with our lead compound, agenT-797, an allogeneic iNKT therapy, showing persistence and clinical benefit in patients with solid tumor cancers,” said Chief Executive Officer and President at MiNK, Jennifer Buell, Ph.D. “We will expand on this progress with the launch of our externally funded randomized phase 2 trial in 2L gastric cancer and plan to provide meaningful updates across our clinical programs, manufacturing, and business later this year.”

Company Updates

During Q2, MiNK announced the planned launch of a randomized Phase 2 trial in 2L gastric cancer, led by Dr. Yelena Janjigian, Chief of Gastrointestinal Oncology at Memorial Sloan Kettering Cancer Center. The trial is planned to be fully externally funded and expected to accrue quickly with an anticipated launch in early 3Q2023.

  Trial will expand upon data presented at the American Association for Cancer Research (AACR) Annual Meeting showing the clinical benefit of allogeneic iNKTs (agenT-797) with and without anti-PD-1 in multiple solid tumor cancers that had previously failed standard of care therapies, including pembrolizumab and nivolumab. These include responses and durable disease stabilization in patients with gastric cancer, NSCLC, testicular cancer, and beyond.
  AgenT-797 was administered without toxic lymphodepletion and was well tolerated in doses up to one billion cells.

Preclinical data presented at the American Society of Gene and Cell Therapy (ASGCT) Annual Meeting showed MiNK-215, a fibroblast activation protein (FAP) CAR-iNKT therapeutic candidate, exhibits robust therapeutic activity in non-small cell lung cancer models, resulting in substantial tumor elimination and improved survival compared to T cells alone.

  In preclinical models, MiNK-215 increased the killing capacity of partially exhausted T cells, targeted and eliminated tumor promoting FAP-expressing CAFs, and enhanced immune cell infiltration and T cell activation.
  IND enabling studies are underway; IND filing on track for 2024.

Data at the American Thoracic Society (ATS) International Conference demonstrated the tolerable safety profile and survival benefit of iNKT cells in respiratory distress. In patients with COVID-19 associated acute respiratory distress syndrome (ARDS) on mechanical lung support, those treated with agenT-797 had a 75% survival compared to 30% seen with in-hospital controls.

  AgenT-797 showed notable improvement in lung function and significantly reduced inflammation and secondary infections in patients treated. AgenT-797 was dosed to one billion cells with a tolerable safety profile, without oxygenation failure.
  MiNK also plans to advance agenT-797 in patients with viral ARDS through an externally funded platform trial.

Financial Results

We ended the second quarter 2023 with a cash balance of $10.6 million as compared to $14.9 million in March 31, 2023, and $19.6 million at December 31, 2022. Cash used in operations for the three-months ended June 30, 2023, was $4.1 million, compared to $4.4 million for the three-months ended March 31, 2023 and $4.6 million for the quarter ended June 30, 2022,

Net loss for the six-months ended June 30, 2023 was $11.9 million, or $0.35 per share, compared to net loss for the same period in 2022 of $13.9 million or $0.41 per share.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022

Cash and cash equivalents	$10,622	$19,636
Total assets	12,112	21,472

Other Financial Information
(in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Cash used in operations	$4,151	$4,626	$8,517	$8,822
Non-cash operating expenses	$950	$829	1,917	1,642

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Operating expenses:
Research and development	4,558	5,876	8,752	11,154
General and administrative	1,785	1,822	3,445	3,919

Operating loss	6,343	7,698	12,197	15,073

Other income, net	(146)	(1,585)	(314)	(1,183)

Net loss	$6,197	$6,113	$11,883	$13,890

Per common share data, basic and diluted:
Net loss	$(0.18)	$(0.18)	$(0.35)	$(0.41)
Weighted average number of common shares outstanding, basic and diluted	34,409	33,619	34,189	33,562

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic and curative potential of agenT-797, MiNK-215, and iNKT cells, mechanism of action, potency and safety, interim or top-line data, including statements regarding preclinical data of MiNK-215, the anticipated benefits of agenT-797 and MiNK-215, and clinical development plans and timelines. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q and the S-1 Registration Statement filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next-generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/. Follow us on Twitter @MiNK_iNKT.

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